EXHIBIT 99

MBT Announces Retirement of Don Lieto

Monroe, MI – January 27, 2017: MBT Financial Corp. (NASDAQ: MBTF), today announced that Donald M. Lieto, EVP, Continuity & Integration of Acquisitions Director will retire effective April 28, 2017. The announcement comes as Don approaches completion of his work surrounding acquisitions, which positions MBT to effectively execute on all the activities related to integrating another financial institution.

“Don has had an outstanding career at MBT”, said Doug Chaffin, President & CEO, “and we wish Don, his lovely wife Lorna, and their family all the best in the next chapter of their lives.” Mr. Lieto has been employed within the financial services industry for 45 years, with 40 of those years in various positions at MBT. He served as EVP and Senior Administration Manager, responsible for both bank operations and retail banking from 2003 through 2015.

Don’s career at Monroe Bank & Trust has taken many turns. In fact, Mr. Lieto started as a part-time mail/coin clerk while in high school and over time progressed through several roles with increasing responsibility in departments including Data Processing, Client Services and Retail to name a few. “I find great joy in having worked side-by-side with so many amazing people over the years. In my heart, I will always be part of the MBTeam!” added Don. Throughout 2016, Don has been actively transitioning much of his former responsibilities to other executive team members, in favor of creating a repeatable and transferable Acquisitions Integration Playbook, in the event the company acquires another institution. “We intend to engage Don as a consultant in the future, should our desire to grow through acquisitions become reality,” commented Mr. Chaffin, “Don’s work to prepare us for this potential growth has been exemplary, and I’m pleased that he will continue to make himself available should the need arise.”

About Monroe Bank & Trust: MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan. With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach. MBT’s Commercial Lending Group is a top SBA and MEDC lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan. The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Lenawee and Wayne counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

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For more information, contact:

Julian Broggio

Senior Vice President, Director of Marketing

(734) 240-2341

julian.broggio@mbandt.com